Exhibit 10.2

August 22, 2022

Re: Additional Vesting Opportunity for Performance-Based Awards

Dear [Name],

You are receiving this letter (this “Letter”) because you hold one or more awards (each, an “Award”) of Incentive Units in Buzz Holdings L.P. A portion of your Award (or Awards) is eligible to vest upon achievement of performance conditions (the “Performance Award”). Specifically, the Performance Award is eligible to vest upon the attainment by affiliates of Blackstone Inc. of specified cash returns on their investment in Bumble Inc. (“Bumble”) and its subsidiaries and a specified cash internal rate of return on their investment in Bumble and its subsidiaries (the “Existing Performance-Vesting Terms”), subject to your continued employment or service with Bumble and its subsidiaries through the applicable vesting date. For additional information regarding the Existing Performance-Vesting Terms, please refer your award agreement(s).

We are pleased to inform you that the Board of Directors of Bumble, the general partner of Buzz Holdings L.P., approved an additional, service-based vesting opportunity for your Performance Award. That is, in addition to the Existing Performance-Vesting Terms, the Performance Award will vest, subject to your continued employment or service with Bumble and its subsidiaries through the applicable vesting date, in thirty-six (36) equal installments, with the first installment vesting on August 29, 2022 and subsequent installments vesting on each of the next thirty-five (35) monthly anniversaries of August 29, 2022. This means that, even if the Existing Performance-Vesting Terms are not achieved (or are only partially achieved), you will become vested in the full Performance Award no later than July 29, 2025, subject to your continued employment or service with Bumble and its subsidiaries through the applicable vesting date.

For the avoidance of doubt, no changes were made to the service-based vesting schedule for the portion of your Award(s) that is already subject to service-based vesting criteria and, except as provided in this Letter, your Award(s) remains unchanged and will continue in full force and effect.

If you have any questions, please reach out to Stuart Brody, VP, Total Rewards, [email address]. We thank you for your continued hard work and dedication to Bumble!

Sincerely,

Buzz Holdings L.P.

By:
Name:
Title: